EXHIBIT 99.1


                                REDEMPTION NOTICE
                                TO THE HOLDERS OF
                        $3.25 CONVERTIBLE PREFERRED STOCK
                                       OF
                           NEWMONT MINING CORPORATION
                                (CUSIP 651639601)

                          REDEMPTION DATE: MAY 15, 2002
                  CONVERSION PRIVILEGE TERMINATES: MAY 15, 2002


      NOTICE IS HEREBY GIVEN that, subject to the terms and conditions set forth in this Redemption Notice, pursuant to Section 5 of the Certificate of Designations of $3.25 Convertible Preferred Stock, filed February 15, 2002 with the Secretary of State of the State of Delaware (the "Certificate of Designations") of Newmont Mining Corporation, a Delaware corporation formerly known as Delta Holdco Corp. ("Newmont"), Newmont is calling for redemption all the issued and outstanding shares of $3.25 Convertible Preferred Stock (the "Convertible Preferred Shares") as of the close of business (5:00 p.m. Eastern Standard Time) on May 15, 2002 (the "Redemption Date").

      Newmont will pay a redemption price of $50.325 per Convertible Preferred Share, plus an amount equal to all dividends accrued and unpaid on each Convertible Preferred Share, whether or not declared or due, to the Redemption Date (the "Redemption Price"). As of the date of this Redemption Notice, the Board of Directors of Newmont has not declared, or fixed a record date for the payment of, the regular quarterly cash dividend of $0.8125 which shall become due on May 15, 2002, nor does the Board of Directors intend to declare, or to fix a record date for the payment of, such dividend at any time between the date of this Redemption Notice and the Redemption Date. Accordingly, pursuant to the Certificate of Designations, on the Redemption Date, the Redemption Price shall be $51.1375.

      Newmont will issue 1.9187 shares of common stock, par value $1.60 per share ("Newmont Common Stock") in payment of the Redemption Price for each Convertible Preferred Share. In no event shall Newmont issue any fractional shares in payment of the Redemption Price. In lieu of any fractional share of Newmont Common Stock which would otherwise be issued to any holder in payment of the Redemption Price, Newmont will pay a cash adjustment in respect of such fractional interest in an amount in cash (computed to the nearest cent) equal to $26.6525 multiplied by the fractional interest that otherwise would have been deliverable. No interest shall accrue on the Redemption Price of any Convertible Preferred Share after the Redemption Date nor shall any adjustment be made to the Redemption Price after the date of this Redemption Notice in respect of any fluctuation in the price per share of Newmont Common Stock.

      In order to receive payment of the Redemption Price, the holders must surrender the certificates representing the Convertible Preferred Shares (the "Certificates") to Mellon Investor Services, L.L.C. ("Mellon"), properly endorsed or assigned for transfer to Newmont, free of any adverse interest, together with the enclosed Letter of Transmittal, properly completed and duly executed. Certificates and the Letter of Transmittal may be mailed to Mellon at P.O. Box 3300,

South Hackensack, NJ 07606, or delivered by hand to 120 Broadway, 13th Floor, New York, NY 10271, or sent by overnight courier to 85 Challenger Road, Mail Stop - Reorg., Ridgefield Park, NJ 07660, Attn: Reorganization Dep't. The method of delivery is at the option and the risk of the holder and delivery of the materials will only be deemed effective, and risk of loss with respect to such materials will pass, only when such materials are actually received by Mellon. If delivered by mail, it is recommended that certified or registered mail, properly insured, be used for your protection. Subject to surrender of the Certificates, shares of Newmont Common Stock shall be issued and cash in lieu of any fractional interest shall be delivered in payment of the Redemption Price as soon as practicable after the Redemption Date.

      As of close of business on the Redemption Date, further dividends on the Convertible Preferred Shares shall cease to accrue, the Convertible Preferred Shares shall no longer be deemed outstanding, and the holders of such shares shall cease to be holders of Convertible Preferred Stock and shall have no rights whatsoever with respect to such shares except the right to receive the Redemption Price, without interest. As of close of business on the Redemption Date, each holder of Convertible Preferred Shares shall be, without any further action, deemed a holder of that number of shares of Newmont Common Stock for which such Convertible Preferred Shares are redeemable.

      As of the date of this notice, the Conversion Price at which each holder of Convertible Preferred Shares may convert such Convertible Preferred Shares into shares of Newmont Common Stock pursuant to Section 6 of the Certificate of Designations is $100 per share. Therefore, if at any time on or before the Redemption Date, the holder of Convertible Preferred Shares should elect to exercise its conversion rights pursuant to Section 6 of the Certificate of Designations, such holder would receive 0.5 of a share of Newmont Common Stock for each Convertible Preferred Share. As of close of business on the Redemption Date, the right of holders of Convertible Preferred Shares to so convert such Convertible Preferred Shares shall terminate.

      The redemption of the Convertible Preferred Shares on the Redemption Date shall not affect the right of any holder of record of any Convertible Preferred Shares as of March 18, 2002 to vote such shares at Newmont's 2002 Annual Meeting of Stockholders on May 15, 2002.

      A copy of this Redemption Notice is being sent, first class mail, postage prepaid, to all holders of record of Convertible Preferred Shares as of April 15, 2002.

      Date: April 15, 2002                  NEWMONT MINING CORPORATION



                                              /s/ Britt D. Banks

                                              Britt D. Banks
                                              Vice President, General Counsel &
                                              Secretary